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							       Exhibit 99

    Contacts:  Susan Krause, Sprint 202-828-7410
	       Bill White, Sprint 913-624-2226

				       For Immediate Release

	       SPRINT CONFIRMS IT IS ENGAGED IN DISCUSSIONS
		  WITH FRANCE TELECOM, DEUTSCHE TELEKOM

	 KANSAS CITY, June 7, 1994 -- Sprint confirmed today that it is engaged in discussions concerning formation of a global partnership with France Telecom and Deutsche Telekom, two of the world's largest telecommunications operating companies. The partnership being discussed would concentrate mainly on providing seamless, global telecommunications services to business customers.

	 The discussions also contemplate that FT and DT would make financial investments in Sprint through purchase of a new class of Sprint stock at a premium, and would be represented on the Sprint board of directors. Terms of the possible minority equity purchases were not disclosed.

	 Sprint said the parties have reached concurrence on many principles, but that some issues remain. Sprint cautioned, however, that there is no certainty that agreement will be reached or that any transaction would be consummated. Sprint added that government approvals would be needed both in the United States and Europe. The issuance of a new class of stock would also require approval by Sprint's shareholders.

	 Sprint is a diversified international telecommunications company with more than $11 billion in annual revenues and the United States' only nationwide all-digital, fiber-optic network. Its divisions provide global long distance voice, data and video products and services, local telephone services and more than 6 million subscriber lines in 19 states, and cellular operations that serve 42 metropolitan markets and more than 50 rural service areas.

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